                                    EXHIBIT 1

Item 1.









                          INTERTAPE POLYMER GROUP INC.


                             ANNUAL INFORMATION FORM

                      For the Year ended December 31, 2001



                               Dated: May 21, 2002

                          INTERTAPE POLYMER GROUP INC.
                             ANNUAL INFORMATION FORM

                                TABLE OF CONTENTS

                                                                                                               Page

Item 1.    Cover Page.............................................................................................4

Item 2.    Corporate Structure....................................................................................7

           2.1    Name and Incorporation..........................................................................7
           2.2    Intercorporate Relationships....................................................................7

Item 3.    General Development of the Business....................................................................8

           3.1    History.........................................................................................8
           3.2    Significant Acquisitions and Significant Dispositions..........................................11
           3.3    Trends.........................................................................................12
           3.4    Cautionary Statements and Risk Factors.........................................................12

Item 4.    Narrative Description of the Business.................................................................16

                  General........................................................................................16
                  Products.......................................................................................16
                  Sales and Marketing............................................................................21
                  Manufacturing; Quality Control.................................................................22
                  Equipment and Raw Materials....................................................................22
                  Research and Development; New Products.........................................................23
                  Trademarks and Patents.........................................................................23
                  Competition....................................................................................24
                  Environmental Regulation.......................................................................24
                  Employees......................................................................................25
                  Description of Property........................................................................25

Item 5.    Selected Consolidated Financial Information...........................................................26

           5.1    Annual Information.............................................................................26
           5.2    Dividends......................................................................................27

Item 6.    Management's Discussion and Analysis..................................................................27


Item 7.    Market For Securities.................................................................................27

Item 8.    Directors and Officers................................................................................28

Item 9.    Additional Information................................................................................31

                                       6

ITEM 2.    CORPORATE STRUCTURE

     2.1 NAME AND INCORPORATION

     The business of Intertape Polymer Group Inc. ("Intertape Polymer Group" or the "Company") was established by Melbourne F. Yull, Intertape Polymer Group's Chairman of the Board and Chief Executive Officer, when Intertape Systems Inc., a predecessor of the Company, established a pressure-sensitive tape manufacturing facility in Montreal. Intertape Polymer Group was incorporated under the Canada Business Corporations Act on December 22, 1989 under the name "171695 Canada Inc." On October 8, 1991, the Company filed a Certificate of Amendment changing its name to "Intertape Polymer Group Inc." A Certificate of Amalgamation was filed by the Company on August 31, 1993, and the Company was amalgamated with EBAC Holdings Inc. In February 1992, Intertape Polymer Group completed an initial public offering of its common shares at the offering price of $5.035 (US$4.25)(after giving effect to a 2:1 stock split on June 4, 1996). The Company completed a second public offering of its common shares in Canada and the United States in October 1995, at the offering price of $19.75 (US$14.60). The Company then completed a public offering of its common shares in Canada on a "bought deal" basis in March 1999, at the offering price of $40.25 (US$26.31) per share. In March 2002, the Company completed a public offering of 5,100,000 of its common shares in Canada on a "bought deal" basis at the offering price of $15.50 (US$9.71) per share.

     2.2 INTERCORPORATE RELATIONSHIPS

     Intertape Polymer Group is a holding company which owns various operating companies in the United States and Canada. Intertape Polymer Inc., incorporated under the Canada Business Corporations Act ("IPI"), is the principal operating company for the Company's Canadian operations. Intertape, Inc., a Virginia corporation, formerly known as Intertape Polymer Corp. ("IPC"), is the principal operating company for the Company's United States and international operations.

     The table below lists for each of the subsidiaries of the Company their respective jurisdiction of incorporation and the percentage of voting securities beneficially owned or over which control or direction is exercised directly or indirectly by Intertape Polymer Group. Certain subsidiaries, each of which represents not more than ten percent of consolidated assets and not more than ten percent of consolidated sales and operating revenues of the Company, and all of which, in the aggregate, represent not more than twenty percent of total consolidated assets and total consolidated sales and operating revenues of the Company at December 31, 2001, have been omitted.

                                                          JURISDICTION OF            PERCENTAGE OF OWNERSHIP
                     CORPORATION                           INCORPORATION                   OR CONTROL
                     -----------                          ---------------            -----------------------

Intertape Polymer Group Inc.                                   Canada                        Parent
Intertape Polymer Inc.                                         Canada                         100%
IPG Financial Services, Inc.                                  Delaware                        100%
IPG Holding Company of Nova Scotia                          Nova Scotia                       100%
IPG Finance LLC                                               Delaware                        100%
Intertape Inc.                                                Virginia                        100%
Central Products Company                                      Delaware                        100%
Intertape Polymer Corp.                                       Delaware                        100%
IPG Administrative Services Inc.                              Delaware                        100%
Intertape Woven Products Services S.A. de                      Mexico                         100%
IPG Holdings LP                                               Delaware                        100%
Polymer International Corp.                                   Virginia                        100%
Intertape Polymer Export Inc.                                 Barbados                        100%
IPG (US) Inc.                                                 Delaware                        100%
IPG (US) Holdings Inc.                                        Delaware                        100%
IPG Technologies Inc.                                         Delaware                        100%


ITEM 3. GENERAL DEVELOPMENT OF THE BUSINESS

     3.1 HISTORY

     The Company has pursued a strategy of aggressive growth through both substantial capital investments and acquisitions. When the Company commenced operations in 1981, it converted purchased films into pressure-sensitive carton sealing tapes. Originally intended as a local manufacturer, management of the Company decided in the mid-1980's to take advantage of the extraordinary growth in demand for carton sealing tapes by significantly expanding its output of such product and, thereby, its customer base. Following adoption of this new business plan and over the next few years, the output of the Montreal plant doubled and a new facility was constructed in Danville, Virginia, in 1987. The Virginia plant was "upstream integrated" to include film extrusion in order to reduce material costs. The market for carton sealing tape has continued to grow and the Danville facility is five times larger (measured in capacity) today than at the date of its construction.

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


     Even as the Company was growing its customer base in pressure-sensitive tapes, it determined that it would be advantageous to adopt a progressive new product development strategy to leverage its pressure-sensitive tape products. In 1992, the Company developed a new variety of speciality shrink films and purchased and installed manufacturing equipment to produce such films. The ability to manufacture its own shrink films enabled the Company to participate in the shrink film market estimated to be $500 million annually. Further, it strengthened the Company's position with its customers.

     The Company's entry into the stretch wrap market began with the Company's concurrent development of stretch wrap products with the processes to manufacture such products. The Company entered the stretch wrap market utilizing its existing customer base and distribution network.

     To broaden the product line and provide one-stop shopping with a "basket of products", the Company has made a series of acquisitions. Interpack Machinery Inc. ("Interpack"), a designer of automatic carton sealing equipment, was acquired by the Company in 1993. In acquiring Interpack, the Company gained technology for systems capable of utilizing large volumes of high value carton sealing tapes. Tape, Inc. was acquired in 1996 to provide a complete line of water-activated tapes. American Tape Co. ("American Tape") was acquired in 1997 bringing to the Company certain products including high performance masking, filament and speciality products, which mesh well with the Company's related product lines. Anchor Continental, Inc. ("Anchor") was acquired in 1998 and had been a competitor of the Company for the sale of masking tapes. Rexford Paper Company ("Rexford"), a redistributor of a variety of pressure-sensitive tapes, as well as a manufacturer of water-activated tapes, was also acquired in 1998. In 1999, the Company acquired certain assets of Spinnaker Electrical Tape Company ("SETco"), bringing a new product line, pressure-sensitive electrical tapes, to the Company. In addition, in 1999, the Company also acquired Central Products Company ("CPC"), a manufacturer of both pressure-sensitive and water-activated carton sealing tapes. The combination of these various product lines enables the Company to offer the market place a range of products to service its customers' needs. Effective as of the close of business August 31, 2000, the Company acquired the assets of Olympian Tape Sales, Inc. d/b/a United Tape Company, which distributed various packaging products into the retail market. This acquisition established the Company in the North American retail market and has accelerated the development of this important channel of distribution.

     Though the Company made no acquisitions during 2001, acquisitions remain an integral component of the Company's strategy to obtain new products and channels of distribution. Over the past few years, the Company has completed several strategically important acquisitions furthering its business plan to either develop or acquire new products to complete the "basket of products" approach to the Company's markets. During the last two years, the Company has transitioned from a period of rapid expansion to a period of operational consolidation and debt reduction. Future acquisitions are probable, but in 2001 the Company focused on and made significant progress in implementing improvements aimed both at realizing the benefits of past acquisitions and optimizing the Company's efficiency and quality. First, the Company completed the integration of the information systems and customer service departments of its previously acquired companies. The Company also completed the implementation of its Regional Distribution Centers ("RDCs") initiative. All five centers are now open and functional thus permitting the Company to close the approximately twenty-five leased warehouse facilities it was maintaining and consolidate product shipments through the five RDCs. Lastly, during 2001 Intertape Polymer Group took various cost reduction initiatives including reducing support functions and implementing organizational changes and plant rationalizations which measures should ensure that the Company remains a low cost producer and is prepared for any further erosion in the economy.

     The Company also markets products directly to the end user. Polymer International (N.S.) Inc. ("Polymer International") and International Container Systems, Inc. ("International Container") were acquired in 1989. Polymer International manufactures a wide range of coated, woven polyolefin fabrics; International Container manufactures returnable plastic cases for the beverage industry. Since acquiring Polymer International, sales of the Company's woven product line have increased five-fold, assisted in part by the development of lumber wrap and other products. In addition, two small companies (Cajun Bag & Supply Corp. and Augusta Bag & Supply Co.) were purchased to produce flexible intermediate bulk containers ("FIBCs") utilizing the Company's fabric as the prime raw material.

     Intertape Polymer Group closed its FIBC manufacturing plant in Rayne, Louisiana, in 2001, and expanded its Mexican operations. The Company's facility is located in Piedras Negras, Mexico, 150 miles southwest of San Antonio, Texas, in an industrial park with adjacent buildings that will permit future growth, if required. The Company is the second largest producer of FIBCs in North America and this move reflects the Company's commitment to increase FIBC production from lower cost sources.

     During 2001, the Company continued its participation in one joint venture, Fibope Portuguesa-Filmes Biorientados, S.A. ("Fibope"). Fibope produces shrink films in Portugal for the European market and has doubled its manufacturing capacity since 1995.

     Until 1998, the majority of the Company's growth came from the sale of internally developed products. Since then, internal capacity increases are continuing throughout the organization and in all product lines due to past acquisitions as well as internal growth. The Company's Utah manufacturing facility, a 115,000 square foot plant, became operational in June 1998, was expanded in 1999, and was expanded further in 2001. Consistent with the Company's strategy, this plant is acting not only as a producer of shrink and stretch films, but also as a distribution center for all of the Company's products with the goal to increase sales in the western United States and western Canada. The integration of the acquired facilities will continue to provide further capacity for various products.

     In December, 2001, Intertape Polymer Group completed the refinancing of both its bank credit facilities and long-term debt. The Company and its subsidiaries entered into a Credit Agreement dated December 20, 2001, providing for revolving credit facilities in the aggregate amount of up to US$145 million secured by all of the Company's tangible and intangible assets. As of December 31, 2001, US$39.0 million of the lines of credit was utilized with an effective interest rate of approximately 7.95%. Further, the Company entered into Amended and Restated Note Agreements each dated December 20, 2001, with respect to its US$137.0 million Senior Notes and US$137.0 million Series A and B Senior Notes, increasing the interest rates and granting the noteholders a security interest in the tangible and intangible assets of the Company. Intertape Polymer Group was able to reduce its short-term debt by US$12.9 million and long-term debt by US$9.6 million during 2001. The Company is committed to further debt reductions. In March, 2002, the Company used the net proceeds of the issuance of additional common shares to further reduce its long-term debt by approximately US$47.4 million.

     3.2 SIGNIFICANT ACQUISITIONS AND SIGNIFICANT DISPOSITIONS

     The Company made no significant acquisitions or dispositions during 2001.

     While acquisitions continue to be an important part of the Company's strategy for growth, no favorable opportunities presented themselves during 2001. The following table illustrates the principal acquisitions completed by the Company during the last six years:

COMPLETED ACQUISITIONS

             ANNUAL COST OF
YEAR          ACQUISITIONS        COMPANY                       LOCATION                  PRODUCTS
----         --------------       -------                       --------                  --------
            (US$ in millions)

1996             $  5.3           Tape, Inc.                    Green Bay, Wisconsin      Water-activated packaging tapes

1997             $ 42.9           American Tape Co.             Marysville Michigan       Pressure-sensitive tapes, masking tapes
                                                                Richmond, Kentucky

1998             $113.2           Anchor Continental, Inc.      Columbia, South Carolina  Pressure-sensitive tapes, masking and duct tapes

                                  Rexford Paper Company         Milwaukee, Wisconsin      Pressure-sensitive and
                                                                                           water-activated tapes

1999             $111.3           Central Products Company      Menasha, Wisconsin        Pressure-sensitive and water-activated
                                                                Brighton, Colorado         carton sealing tapes

                                  Spinnaker Electrical          Carbondale, Illinois      Pressure-sensitive
                                  Tape Company                                             electrical tapes


COMPLETED ACQUISITIONS

           ANNUAL COST OF
YEAR        ACQUISITIONS            COMPANY                    LOCATION                  PRODUCTS
----      ---------------          ---------                  ----------                ----------
          (US$ in millions)
2000          $ 32.2          Olympian Tape Sales, Inc.    Cumming, Georgia           Distribution  of
                                                                                      packaging products

3.3 TRENDS

The Company anticipates that its gross profits and gross margins should improve during 2002 as a result of several factors. First, 2002 will be the first year that the full effect of many of the cost reduction programs implemented by the Company should be realized. Second, all five RDCs are operational and should provide enhanced capabilities for order fulfillment and shipping efficiencies. Combined with a diverse offering of packaging products and a variety of new products, the RDCs should bring about an increase in sales volume in North America. Lastly, the Company plans to continue to reduce its debt by cash generated from operations.

3.4 CAUTIONARY STATEMENTS AND RISK FACTORS

This Annual Information Form, including the Management's Discussion & Analysis incorporated herein by reference, contains certain "forward-looking statements" within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") concerning, among other things, discussions of the business strategy of Intertape Polymer Group and expectations concerning the Company's future operations, liquidity and capital resources. When used in this Annual Information Form, the words "anticipate", "believe", "estimate", "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements, including statements regarding intent, belief or current expectations of the Company or its management, are not guarantees of future performance and involve risks and uncertainties. All statements other than statements of historical fact made in this Annual Information Form or in any document incorporated herein by reference are forward-looking statements. In particular, the statements regarding industry prospects and the Company's future results of operations or financial position are forward-looking statements. Forward-looking statements reflect the Company's current expectations and are inherently uncertain. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including those factors set forth below and other factors discussed elsewhere in this Annual Information Form and in the Management's Discussion & Analysis included in the Company's Annual Report. In addition to the other information contained in this Annual Information Form, readers should carefully consider the cautionary statements and risk factors set forth below.

Future acquisitions of companies may have an adverse effect on our business, financial condition and operations.

     An important aspect of Intertape Polymer Group's business strategy is to acquire companies that will complement our existing companies and products, expand our marketing area, improve distribution efficiencies, and enhance our technological capabilities. Financial risks to the Company in connection with future acquisitions include the use of its cash resources, incurring additional debt and liabilities, and potentially dilutive issuances of equity securities. Further, there are possible operational risks including difficulties assimilating the operations, products, technology, information systems and personnel of acquired companies; the loss of key personnel of acquired entities; the entry into markets in which the Company has no or limited prior experience; and difficulties honoring commitments made to customers of the acquired companies prior to the acquisition. The failure to adequately address these risks could adversely affect the Company's business.

Shortages in raw material decrease sales.

     In the past, there have been shortages from time to time in the supply of certain resins. In the event there are shortages, the Company's sales would decrease.

The Company's credit facilities and bank indebtedness contain covenants that under certain circumstances limit Management's discretion in certain business matters.

     The Amended and Restated Note Agreements entered into in December 2001 relating to the US$137 million Senior Notes and US$137 million Series A and B Senior Notes and the Credit Agreement entered into in December 2001 relating to the Company's revolving credit facilities contain financial and operating covenants that limit Management's discretion in certain business matters which may restrict the Company's ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on, among other things, the Company's ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments (including dividends and repurchases of the Company's common shares), and to sell or otherwise dispose of assets and merge or consolidate with other entities. The revolving credit facilities also require the Company to meet certain financial ratios and tests that may require the Company to take action to reduce its debt or act in a manner contrary to its business objectives. Failure by the Company to comply with the obligations in its revolving credit facilities and Note Agreements could result in an event of default which, if not cured or waived, could permit acceleration of the Company's indebtedness under the revolving credit facilities and Note Agreements and could allow the creditors and/or noteholders thereunder to exercise their security interests, both of which could have a material adverse effect on us.

New products may fail to attract customers.

     Intertape Polymer Group's business plan involves the introduction of new products, which are both developed internally and obtained through acquisition. In the event the market does not accept these products or competitors introduce similar products, the Company's ability to expand its markets and generate organic growth would be negatively impacted and there would be an adverse affect on its financial condition and operating results.

The Company may not be able to compete successfully with its larger competitors.

     The larger competitors of Intertape Polymer Group have greater financial resources with which to overcome what the Company believes to be significant barriers to entry into the existing packaging market, including the high cost of vertical integration, the significant number of patents already issued in respect of various processes and equipment, and the difficulties and cost of developing an adequate distribution network.

Compliance with Environmental Regulations Could be Costly.

     Intertape Polymer Group, like others in similar businesses, is subject to extensive environmental laws and regulations. The Company's policies and procedures have been designed to comply with these laws and regulations. Increasingly stringent environmental regulations could necessitate the Company to make additional expenditures. Achieving and maintaining compliance with present and future environmental laws could restrict the Company's ability to modify or expand its plants or to continue manufacturing. Compliance could also require the acquisition of additional equipment. Some of Intertape Polymer Group's plants have a history of industrial use. Soil and groundwater contamination has occurred at some of the Company's plants. Environmental laws impose liability on an owner, tenant, or operator of real property for the removal or remediation of hazardous or toxic substances, even if they were unaware of or not responsible for the contamination. Further, any company who arranges for the disposal or treatment of hazardous substances at a disposal facility may be liable for the costs of remediation of such substances at such facility whether or not the company owns or operates the facility. In accordance with environmental laws, the Company periodically investigates, remediates, and monitors soil and groundwater contamination at certain of its plants. Currently the Company is remediating contamination at its Marysville, Michigan, Columbia, South Carolina, and Carbondale, Illinois, plants, however it is not anticipated that the ultimate resolution of these matters will have a material adverse effect on the Company's business or results of operations.

     Intertape Polymer Group obtains Phase I or similar environmental assessments for most of the manufacturing facilities it owns or leases at the time it either acquires or leases such facilities. These assessments typically include general inspections without soil sampling or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, the Company believes will have a material adverse effect on the Company. Nevertheless, the Company's assessment may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities the Company is not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of the Company's properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties. These developments and others, such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of the Company's operations, may cause the Company to incur significant costs and liabilities that could have a material adverse effect on us.

Anti-takeover provisions in the Company's Shareholder Protection Rights Plan may prevent an acquisition.

     On August 24, 1993, the shareholders of Intertape Polymer Group approved a Shareholder Protection Rights Plan. Under the Plan, one common share purchase right was issued on September 1, 1993 in respect of each outstanding common share and became issuable in respect of each common share issued thereafter. Although the Plan was to have expired on September 1, 1998, on

May 21, 1998, the shareholders approved an amendment extending the term of the Plan to September 1, 2003. The effect of the Plan is to require anyone who seeks to acquire 20% or more of Intertape Polymer Group's voting shares to make a bid complying with specific provisions. Thus, the provisions of the Plan could prevent or delay the acquisition of the Company by means of a tender offer, a proxy contest, or otherwise, in which shareholders might receive a premium over the then current market price.

The Company's exemptions under the Exchange Act as a foreign private issuer limits the protections and information afforded investors.

     Intertape Polymer Group is a foreign private issuer within the meaning of the rules promulgated under the Exchange Act. As such, it is exempt from certain provisions applicable to United States companies with securities registered under the Exchange Act, including: the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within a period of less than six months). Because of these exemptions, purchasers of Intertape Polymer Group's securities are not afforded the same protections or information generally available to investors in public companies organized in the United States. Intertape Polymer Group previously filed its annual reports on Form 20-F. Commencing with the year ended December 31, 2000, the Company files its annual report on Form 40-F. Intertape Polymer Group reports on Form 6-K with the Commission and publicly releases quarterly financial reports.

Because Intertape Polymer Group is a Canadian company, it may be difficult for investors to effect service of process or enforce judgments against us.

     Intertape Polymer Group is a Canadian corporation, certain of its officers and directors, and its auditors are residents of Canada, and a portion of our assets are located outside of the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon Intertape Polymer Group or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act.

ITEM 4. NARRATIVE DESCRIPTION OF THE BUSINESS

     GENERAL

     Intertape Polymer Group develops, manufactures and sells a variety of specialized polyolefin plastic packaging products. These products include INTERTAPETM pressure-sensitive and water-activated tape, EXLFILM(R) shrink film ("EXLFILM(R)"), STRETCHFLEX(R) stretch wrap ("STRETCHFLEX(R)") and woven products. Most of the Company's products are derived from resins that are converted into films and adhesives. Resins also are combined with paper and converted into a variety of packaging products. Vertical integration, whereby the Company performs each step in the conversion of polyolefin resins and paper into its various products, and continuous capital expenditures to increase manufacturing efficiencies allow the Company to be among the low-cost producers of each product it manufactures. This vertical integration combined with the use of high speed production equipment provides competitive advantages to the Company in flexibility and control of the manufacturing process and in speed of delivery. Management considers all of its products to be within one operational segment because all products are made basically from similar extrusion processes and differ only in the final stages of manufacturing.

     The Company expanded its product offering with the 1999 acquisitions of Spinnaker Electrical Tape Company, a U.S. manufacturer of pressure-sensitive electrical tapes, and Central Products Company, a U.S. manufacturer of a natural rubber pressure-sensitive tape. Central Products Company also manufactured hot melt and acrylic pressure-sensitive tapes, and a line of water-activated carton sealing tapes, giving the Company what it now believes to be 75% of the water-activated tape market.

     The Company's revenues are derived primarily from sales of its products in the United States and Canada, with approximately 90% of the Company's 2001 revenues attributable to sales from manufacturing facilities in the United States. The Company's head office is located in Montreal, Quebec and the Company maintains approximately 2.7 million square feet of manufacturing facilities throughout the United States, Canada and Portugal.

     PRODUCTS

     INTERTAPETM Carton Sealing Tape: Pressure-Sensitive and Water-Activated
Tapes

     The Company produces a variety of pressure-sensitive plastic film carton sealing tape, ranging from commodity designed standard tape to tape tailored to meet customers' unique requirements. The product range encompasses tape with film thickness from 25 microns to 50 microns and adhesives formulated for manual as well as automatic applications. Carton sealing tape lends itself to use in high speed taping machines that replace other closure methods such as staples, hot melt glues and cold glues. The tape produced by the Company includes a wide range of customized colored and printed tape, as well as tape designed for cold temperature applications and label protection.

     The Company believes that it is one of the leading manufacturers of pressure-sensitive carton sealing tape and further believes that it is the only manufacturer in North America of all three types of adhesives; hot melt, acrylic, and natural rubber. Carton sealing tape is manufactured and sold under the INTERTAPETM name to industrial distributors and manufactured for other customers for sale under private labels. It is produced at the Company's Danville, St. Laurent, Richmond and Columbia facilities and is primarily utilized by end-users for sealing corrugated cartons. Geographic territories in which the Company markets its products are serviced by sales personnel and manufacturers' representatives coordinated by regional managers. Distributors are appointed on a basis designed to achieve market penetration of both commodity and higher grade products. In 1994, the Company commenced efforts to utilize its expanded production capacity and field support to begin to penetrate the United States west coast and the western Canadian markets and continues to increase its sales force for these markets. The Company expects its centralized warehouse distribution system in the Tremonton, Utah facility will continue to enhance these efforts.

     The Company's acquisition in 1993 of the assets of Interpack, a manufacturer of equipment used to apply pressure-sensitive tapes to seal corrugated boxes, enabled the Company to further enhance the mix of products it offered to its customers. The Company introduced a line of machines designed for the high-speed application of pressure-sensitive carton sealing tape in January 1994 and has continued to enhance and improve its equipment designs.

     In 1996, the acquisition of Tape, Inc. added a complete range of water-activated adhesive tapes to the Company's product mix. This product line is generally sold through the same distribution network as pressure-sensitive carton sealing tape which has allowed the Company to increase its market penetration of this product.

     The Company's 1999 acquisition of Central Products Company, a producer of carton sealing tapes, should serve to provide cost reductions to the Company. In addition, the Brighton, Colorado, facility obtained in the acquisition provides the Company with the needed capacity in hot melt coating and solvent rubber products to form a basis for continued growth in these products. Further, the installation of a sixth BOPP extrusion line was commercialized at the Company's Danville, Virginia facility during 2000 and 2001. This has enabled the Company to be completely self-sufficient in the production of film for pressure sensitive tapes for both hot-melt and acrylic based adhesive tapes.

     The Company's principal competitor for the sale of carton sealing tape products is Minnesota Mining & Manufacturing Co. ("3M").

     INTERTAPETM Masking Tapes: Performance and General Purpose

     The Company added masking tapes to its product line in December 1997 through the acquisition of American Tape, a leading manufacturer of these products and expanded its position in this product line with the acquisition of Anchor in September 1998. Masking tapes are used for a variety of end-use applications which can be broadly described under two categories: general purpose and performance.

     General purpose applications include packaging and bundling, and residential and commercial paint applications. Performance applications include use in painting of aircraft, cars, buses and boats, where the properties of the tape, such as high temperature resistance and clean adhesive release, are individually designed for the customer's process.

     The Company's processing capabilities include solvent and synthetic rubber, hot melt and acrylic adhesive alternatives. The Company believes that its unique adhesive systems provide it with a competitive advantage in this market. The main competitors for the sale of masking tapes include 3M, Shuford Mills, Inc., Industrias Tuk, S.A. de C.V., and Tesa Tape Inc. ("Tesa").

     INTERTAPETM Reinforced Filament Tape: Performance and General Purpose

     In addition to masking tapes, the Company's purchases of American Tape and Anchor also introduced reinforced filament tapes and flat back tapes to the Company's product line. Reinforced, general and specialty products are manufactured at the Company's facilities in Richmond, Kentucky, Marysville, Michigan and Columbia, South Carolina which were acquired in the American Tape and Anchor acquisitions. These facilities produce filament tape using synthetic, natural rubber and hot melt adhesives coated on a variety of plastic filaments. The reinforcement is provided by fibreglass yarns laminated between two plastic substrates.

     Many of these filament tapes are odorless, stainless, and provide clean removal and are used in bundling, sealing, unitizing, palletizing and packaging, notably for household appliances. The Company's main competitor in the industrial filament tape market is 3M, and for commodity filament tapes the Company's main competitor is Tara Tape.

     Acrylic Coating

     In 1995, the Company completed a $7.0 million capital expenditure program for an acrylic coater and ancillary equipment design to apply acrylic based adhesives to a wide variety of substrates at its Danville, Virginia plant. These acrylic coatings, when applied to film tapes, offer extended shelf life as well as increased performance under the extremes of low and high temperatures. In addition, certain applications, such as mirror backing, utilize woven products as the base material to which acrylic coating is applied. In 2000 and 2001, a sixth BOPP extrusion line was commercialized enabling the Company to be completely self-sufficient in the production of film for pressure sensitive tapes for acrylic based adhesive tapes.

     INTERTAPETM Duct Tape

     The acquisition of Anchor provided the Company a significant capacity in the duct tape product line. Duct tapes are manufactured at the Columbia, South Carolina, facility. Approximately 75% of the duct tape volume consists of polyethylene-coated cloth. Aluminum foil type tape accounts for most of the non-polyethylene coated product sales of the Company's duct tape products. The main competitors are Tyco International, Ltd. ("Tyco") and Shurtape Technologies, Inc.

     EXLFILM(R) Shrink Wrap

     EXLFILM(R) is a specialty plastic film which shrinks under controlled heat to conform to package shape as compared to other packaging forms that require unique machinery for different product sizes and shapes. The process provides versatility because it permits the over-wrapping of a variety of products of considerably different sizes and dimensions (such as printing and paper products, packaged foods, cassettes, toys, games and sporting goods, and hardware and housewares). The Company manufactures EXLFILM(R) at its plant in Truro, Nova Scotia, and at its Tremonton, Utah facility. The Company believes that its continued investment in equipment and product development will help it expand in this market. With the development of cross-linking technology, the Company has introduced a new line of high performance shrink film, EXLFILMPLUS(TM), which can be used to satisfy additional end user applications. The Company's shrink wrap products are sold through a select group of specialty distributors primarily to manufacturers of packaged goods and printing and paper products who package their products internally.

     In addition, the Company holds a 50% interest in FIBOPE, a manufacturer of shrink films in Portugal. FIBOPE utilizes similar manufacturing equipment as is currently operated by the Company in its Truro and Tremonton facilities.

     In addition to being served by the Company, the United States and Canadian markets for polyolefin shrink wrap are currently served by two large United States manufacturers, Sealed Air and E.I. DuPont de Nemours & Co., and to a lesser extent by foreign manufacturers.

     STRETCHFLEX(R) Stretch Wrap

     STRETCHFLEX(R) is a multi-layer plastic film that can be stretched without application of heat. It is used industrially to wrap pallet loads of various products to ensure a solid load for shipping. During 1999, the Company invested in upgrading all of its cast lines to new five-layer technology. This technology, combined with re-engineered film allows the Company to produce polyolefin stretch wrap that has higher performance while reducing manufacturing costs. In 2000, a seventh cast line was installed in the Danville, Virginia plant, further increasing the Company's production capacity of stretch films. The Company has the capacity to produce a total of 130 million pounds of STRETCHFLEX(R) annually at its Danville, Virginia plant and its facility in Tremonton, Utah.

     The North American market for such polyolefin stretch wrap is served by a number of manufacturers, the largest of which are AEP, Tyco, and Linear Films, Inc.

     Industrial Electrical Tapes

     As a result of the Company's 1999 acquisition of certain assets of SETco, which included its Carbondale, Illinois, facility, the Company is now a manufacturer of specialty electrical and electronic tape. The new manufacturing capability and technology at the Carbondale, Illinois, facility, coupled with the Company's high temperature resistant products manufactured at its Marysville, Michigan, facility is hoped to provide the Company access to new high margin markets.

     Competing manufacturers of industrial electrical tapes include 3M, Tesa, and Tyco.

     Finally, the Company's acquisitions have positioned the Company as a stronger supplier of industrial tape, second only, in the estimation of management, to 3M in North America, with the additional capability to provide shrink and stretch wrap, a product line 3M does not offer. The Company's status as a low-cost, high value added single source supplier to its individual distributor customer base should, subject to economic factors, lead to sales growth in the future.

     Woven Products

     The Company produces a variety of finished products utilizing coated woven polyolefin fabrics, such as bags and lumber wrap, as well as coated woven polyolefin fabrics that are sold to other manufacturers which convert these fabrics into finished products, such as packaging, protective covers, pond liners, housewrap, recreational products, and temporary structures.

     Depending on the needs of the customer, the Company produces valve bags or open mouth bags. Valve bags have a one way self-closing filler valve inserted into one corner and are used for packaging pelletized and granular chemicals and other materials. Open mouth bags, which require a secondary closure method such as stitching, are used primarily for packaging of compressed material such as mineral fibers.

     NOVA-THENE(R) lumber wrap is a polyolefin fabric which is extrusion coated and printed to customer specifications. It is used in the forest products industry to package kiln-dried cut lumber. The Company believes that polyolefin products have certain advantages over traditional paper-plastic laminate products, including superior strength, ease of application, durability, better appearance and the potential to be recycled.

     The Company also manufactures other coated woven polyolefin fabrics that it supplies to converters which produce finished products for specific application, such as synthetic fiber packaging, temporary and permanent shelters, recreational products, protective covers, pond liners, and flame retardant lattice cloth. In 1999, the Company developed a new patented woven fabric that meets the fire retardant specifications required for human occupancy and maintains the UV specifications for extended outdoor use. This product is used in applications where PVC was the primary fabric previously used. Further, the Company entered the steel covering market with a patented wrap for coils.

     In 2000, a new printing capacity for woven products was brought on line. The expansion of the Truro, Nova Scotia, plant was completed in 2001 adding much needed capacity for production of both traditional and new woven products, such as vinyl replacement products.

     The Company's NOVA-THENE(R) lumber wrap line competes with products manufactured by partially integrated manufacturers and by secondary converters. In addition, the Company competes with manufacturers of coated woven fabrics such as Amoco Fabrics and Fibers Company and Fabrene, Inc., which sell their products to converters.

     FIBCs

     The Company produces flexible intermediate bulk containers ("FIBCs"). To remain competitive and in furthering the Company's plan to increase its Mexican operations, Intertape Polymer Group entered into an agreement with the Professional Manufacturing Group in Piedras Negras, Mexico, an exclusive contract packager of FIBCs for the Company since February 2000. The Company believes this initiative to move FIBC production to Mexico will increase the

Company's FIBC production, should provide the Company with a lower cost alternative to its now closed Augusta, Georgia, facility, and its Rayne, Louisiana, manufacturing facility which closed during the second quarter of 2001, and should expand the use of the Company's woven coated fabrics in the manufacture of FIBCs, which should improve profitability.

     During 2001, the Company also launched two new FIBC products, PALLET-FREE(TM), which has significant cost and performance advantages compared to traditional corrugated bulk containers which compete in the same bulk product markets, and NOVA-STAT(TM), a static-dissipative FIBC. The Company believes that both of these products should provide access to new higher margin markets that require speciality high performance bags.

     The market for FIBCs is highly competitive and is not dominated by any single manufacturer.

     SALES AND MARKETING

     As of December 31, 2001, the Company maintained a sales force of 113 personnel. The Company participates in industry trade shows and uses trade advertising as part of its marketing efforts. The Company's overall customer base is diverse, with no single customer accounting for more than 5% of total sales. The Company has one long term contract with a customer which accounts for less than 5% of total sales. Sales for facilities located in the United States and Canada accounted for approximately 86% and 14% of total sales, respectively, in 1999, and approximately 83% and 17% in 2000, and 80% and 20% in 2001. As a result of the combined effect of a world-wide slowing economy, increasing domestic capacity in Asia, and a strong US currency in 2001, the Company decided to withdraw from commodity export markets. Management does not expect that the Company will achieve more than 10% of its sales outside North America. Export sales currently represent less than 5% of total sales and are included in United States or Canadian sales depending on the manufacturing facility from which the sale originates.

     The Company sales are primarily focused on distribution products and woven products. Distribution products go to market through a network of paper and packaging distributors throughout North America. Products sold into this segment include carton sealing, masking, duct and reinforced tapes, EXLFILM(R) and

STRETCHFLEX(R). In order to enhance sales of its pressure-sensitive carton sealing tape, the Company also sells carton closing systems, including automatic and semi-automatic carton sealing equipment. Prior to the acquisition of Interpack, these products were manufactured by others. The Company's EXLFILM(R) and STRETCHFLEX(R) products are sold through its existing industrial distribution base primarily to manufacturers of packaged goods and printing and paper products which package their products internally. The industrial electrical tapes are sold to the electronics and electrical industries.

     The Company's woven products group sells its products directly to the end-users. It offers a line of lumberwrap, valve bags, FIBCs and speciality fabrics manufactured from plastic resins. The woven products group markets its products throughout North America.

     MANUFACTURING; QUALITY CONTROL

     The Company's philosophy is, where efficient, to manufacture products from the lowest cost raw material and add value to such products by vertical integration. About 80% of the Company's products are manufactured through a process which starts with a variety of polyolefin resins which are extruded into film for further processing. Wide width biaxially oriented polypropylene film is extruded in the Company's facilities and this film is then coated in high-speed equipment with in-house-produced adhesive and cut to various widths and lengths for carton sealing tape. The same basic process applies for reinforced filament tape, which also uses polypropylene film and adhesive but has fiberglass strands inserted between the layers. Specific markets demand different adhesives and the Company manufactures acrylic solvent based rubber and "hot melt" adhesives to respond to all demands. Masking tapes utilize the same process with paper as the coating substrate. Duct tapes utilize a similar process with either polyethylene or aluminum foil type coated cloth.

     Intertape Polymer Group is the only North American supplier of all four technologies of carton sealing tape: hot melt, acrylic, water-activated, and natural rubber. Further, the Company is the only United States manufacturer of natural rubber carton sealing tape. This broad family of carton sealing tapes is further enhanced by the Company's tape application equipment which is made in the Montreal facility.

     The technology for basic film extrusion, essential to the low cost production of pressure-sensitive tape products, also has been utilized by the Company to expand its product line into highly technical and sophisticated films. Extrusion of up to five layers of various resins is done in four of the Company's plants. These high value added films service the shrink and stretch wrap markets, both of which have high entry barriers.

     The Company maintains at each manufacturing facility a quality control laboratory and a process control program on a 24-hour basis to monitor the quality of all packaging and woven products it manufactures. At the end of 2001, four of the Company's plants were certified under the ISO-9002 quality standards program, and one has been certified under the ISO-9001 quality standards program.

     EQUIPMENT AND RAW MATERIALS

     The Company purchases mostly custom designed manufacturing equipment, including extruders, coaters, finishing equipment, looms, printers, bag manufacturing machines and injection molds, from manufacturers located in the United States and Western Europe, and participates in the design and upgrading of such equipment. It is not dependent on any one manufacturer for such equipment.

     Polyolefin resins are a widely produced petrochemical product and are available from a variety of sources worldwide. The Company purchases raw materials from a limited number of vendors with whom, over time, it has developed long-term relationships. The Company believes that such long term relationships, together with the Company's centralized purchasing operations, have enhanced the Company's ability to obtain a continuity of supply of raw materials on competitively favorable purchase terms. Historically, fluctuations in raw material prices experienced by the Company have been passed on to its customers over time.

     RESEARCH AND DEVELOPMENT; NEW PRODUCTS

     Prior to 1992, research and development consisted of activities related to adapting new technologies as they emerged within the various manufacturing environments. Beginning in 1992, the Company decided to embark upon a program to develop new manufacturing processes, to enhance product performance and to develop new products throughout the Company. In 1994, the Company emphasized developing products for existing markets, and in 1996 established a corporate research and development group to undertake development of new products. Research and development expenses in 1999, 2000, and 2001 totaled US$3,901,000, US$5,109,000, and US$4,182,000, respectively.

     The Company currently has two active research and development programs; one primarily focused on tape products and the other supporting film, woven fabric, and FIBC development. These programs have been instrumental in the development of numerous new products including most recently, PALLET-FREE(TM) and NOVA-STAT(TM), both FIBCs. Research and development is an important factor generating internal growth for the Company. It is anticipated that in 2002 the Company will introduce significant new products into its markets.

     TRADEMARKS AND PATENTS

     The Company markets its tape products under the trademark INTERTAPETM and various private labels. The Company's valve or open mouth bags are marketed under the registered trademark NOVA-PAC(R). Its woven polyolefin fabrics are sold under the registered trademark NOVA-THENE(R). Its shrink wrap is sold under the registered trademark EXLFILM(R). Its stretch films are sold under the registered trademark STRETCHFLEX(R). FIBC's are sold under the registered trademark CAJUN(R) BAGS. The Company has approximately sixty-eight active registered trademarks, principally in the United States and Canada, including trademarks acquired from American Tape, Anchor, Rexford and CPC. The Company does not have, nor does management believe it important to the Company's business to have, patent protection for its carton sealing tape products. However, the Company has pursued patents in select areas where unique products offer a competitive advantage in profitable markets, primarily in woven products and shrink wrap. The Company currently has 49 patents and approximately 10 patents pending.

     COMPETITION

     The Company competes with other manufacturers of plastic packaging products as well as manufacturers of alternative packaging products, such as paper, cardboard and paper-plastic combinations. Some of these competitors are larger companies with greater financial resources. Management believes that competition, while primarily based on price and quality, is also based on other factors, including product performance characteristics and service. No statistics, however, on the packaging market are currently publicly available. See "Products" for a discussion of the Company's main competitors.

     The Company believes that significant barriers to entry exist in the packaging market. Management considers the principal barriers to be: (i) the high cost of vertical integration which is necessary to operate competitively,
(ii) the significant number of patents which already have been issued in respect of various processes and equipment, and (iii) the difficulties and expense of developing an adequate distribution network.

     ENVIRONMENTAL REGULATION

     The Company manufactures and sells a variety of specialized polyolefin plastic packaging products for industrial use at its manufacturing plants throughout North America and through its joint venture in Portugal. The Company is actively promoting environmental solutions, both in the development of its products and in its own manufacturing facilities.

     Furthermore, the Company's operations are subject to extensive regulation in each of the countries in which it maintains facilities. For example, United States Federal and state environmental laws applicable to the Company include statutes (i) intended to allocate the cost of remedying contamination among specifically identified parties as well as to prevent future contamination (the "Comprehensive Environmental Response, Compensation, and Liability Act"); (ii) imposing national ambient standards and, in some cases, emission standards, for air pollutants which present a risk to public health or welfare (the "Federal Clean Air Act"); (iii) governing the management, treatment, storage and disposal of hazardous wastes (the "Resource Conservation and Recovery Act"); and (iv) regulating the discharge of pollutants into protected waterways (the "Clean Water Act of 1972"). The Company's use in its manufacturing processes of hazardous substances and the generation of hazardous wastes not only by the Company but by prior occupants of Company facilities suggest that hazardous substances may be present at or near certain of the Company's facilities or may come to be located there in the future. Consequently, the Company is required to monitor closely its compliance under all the various environmental regulations applicable to it. In addition, the Company arranges for the off-site disposal of hazardous substances generated in the ordinary course of its business.

     Except as described below, the Company believes that all of its facilities are in material compliance with applicable environmental laws and regulations.

     Intertape is currently remediating contamination at its Marysville, Michigan, Columbia, South Carolina, and Carbondale, Illinois, plants. In addition, the Marysville, Michigan, facility emits toluene and other pollutants. Approximately 95% of the toluene used is recaptured under existing solvent recovery systems or controlled by the regenerative thermal oxidizer pollution control system. The facility's emissions are within the current permitted limitations, and the Company believes that these emissions will meet the Maximum Available Control Technology requirements, which are expected to come into effect in late 2003, although additional testing or modifications at the facility may be required.

     The Company believes that the ultimate resolution of these matters should not have a material adverse effect on the Company's business or results of operations.

     EMPLOYEES

     As of December 31, 2001, the Company employed approximately 2900 people, 700 of whom held either sales-related, operating or administrative positions and 2200 of whom were employed in production. Approximately 65 hourly employees at the Montreal plant are unionized and are subject to a collective bargaining agreement which expires in November 2002. Approximately 85 hourly employees at the Edmundston plant became unionized in February 1997 and are subject to a collective bargaining agreement which expires on October 31, 2003. Approximately 85 hourly employees at the Green Bay plant are unionized and are subject to a collective bargaining agreement which expires on February 28, 2004. Approximately 170 hourly employees at the Marysville plant are unionized and subject to a collective bargaining agreement which expires on April 29, 2007. Approximately 145 hourly employees at the Menasha plant are unionized and subject to a collective bargaining agreement which expires on July 31, 2003. Finally, approximately 40 hourly employees at the Carbondale plant are unionized and subject to a collective bargaining agreement which expires on March 4, 2003. The Company has never experienced a work stoppage and considers its employee relations to be satisfactory.

     DESCRIPTION OF PROPERTY

     The following table sets forth the principal manufacturing and distribution facilities owned or leased by the Company as at December 31, 2001:

LOCATION                  USE                        PRODUCTS                     AREA            TITLE
--------                  ---                        --------                     ----            -----
UNITED STATES:
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Bradenton, Florida        Corporate Offices   N/A                                20,800  Owned
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Brighton, Colorado        Manufacturing       Pressure-sensitive carton         211,000  Leased to 2014
                                              sealing tapes
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Carbondale, Illinois      Manufacturing       Pressure-sensitive tapes          193,500  Leased for $1 per acre
                                              electrical/electronic                      per year until 2092 with a
                                                                                         99-year extension option
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Columbia, South           Manufacturing       Carton sealing tape,              490,000  Owned
Carolina                  and Distribution    Pressure-sensitive masking
                                              and duct tapes
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Cumming, Georgia          Distribution        Packaging products                172,000  Leased to 2005 w/option
                                                                                         to renew to 2010 and
                                                                                         option to purchase
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Danville, Virginia        Manufacturing       Carton sealing tape,              281,000  Owned
                          and                 STRETCHFLEX(R) and acrylic
                          Distribution        coating
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Denver, Colorado          Warehouse           Storage for finished goods        100,000  Leased on 6-month basis
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Green Bay,                Manufacturing       Water-activated adhesive          156,000  Owned
Wisconsin                 and                 tapes
                          Distribution
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Marysville, Michigan      Manufacturing       High performance masking,         250,000  Owned
                                              filament tape, and specialty
                                              pressure-sensitive tape
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Menasha, Wisconsin        Manufacturing       Water-activated adhesive          195,000  Owned
                                              tapes
------------------------- ------------------- ------------------------------- ---------- ---------------------------
Ontario, California       Warehouse           Packaging products                 45,630  Leased to 2003 w/option
                                                                                         to renew
------------------------- ------------------- ------------------------------- ---------- ---------------------------

                                                                                           AREA
LOCATION                  USE                        PRODUCTS                            (SQ./FT.)     TITLE
--------                  ---                        --------                           ----------     ------
Rayne, Louisiana          Distribution               FIBCs                                78,000       Leased month-to-month
------------------------- ----------------------     ----------------------------        --------      ----------------------
Richmond, Kentucky        Manufacturing and          Carton sealing, masking and         200,000       Owned
                          Distribution               reinforced tape
------------------------- ----------------------     ----------------------------        --------      ----------------------
Tremonton, Utah           Manufacturing and          EXLFILM(TM), STRETCHFLEX(R)         115,000       Owned
                          Distribution
------------------------- ----------------------     ----------------------------        --------      ----------------------
CANADA:
------------------------- ----------------------     ----------------------------        --------      ----------------------
Edmunston, New Brunswick  Manufacturing              FIBCs                                65,000       Owned
------------------------- ----------------------     ----------------------------        --------      ----------------------
Lachine, Quebec           Manufacturing              Carton sealing equipment             15,000       Leased to 2004
------------------------- ----------------------     ----------------------------        --------      ----------------------
St. Laurent, Quebec       Corporate Headquarters     N/A                                  20,000       Leased to 2005
------------------------- ----------------------     ----------------------------        --------      ----------------------
St. Laurent Quebec        Slitting, Warehouse        Carton sealing tape                  40,000       Leased to 2005
------------------------- ----------------------     ----------------------------        --------      ----------------------
St. Laurent, Quebec       Manufacturing and          Carton sealing tape                  25,000       Owned
                          Distribution
------------------------- ----------------------     ----------------------------        --------      ----------------------
Truro, Nova Scotia        Manufacturing              Woven products, EXLFILM(TM)         260,000       Owned
------------------------- ----------------------     ----------------------------        --------      ----------------------

MEXICO:
------------------------- ----------------------     ----------------------------        --------      ----------------------
Piedras Negras, Mexico    Manufacturing              FIBCs                               161,026       Leased to 2004
------------------------- ----------------------     ----------------------------        --------      ----------------------

ITEM 5. SELECTED CONSOLIDATED FINANCIAL INFORMATION

     5.1 ANNUAL INFORMATION

     The table set forth below provides a summary of the financial data for the three most recently completed financial years:


                                                  THREE-YEAR DATA

                                        (IN ACCORDANCE WITH CANADIAN GAAP)

($ MILLIONS)
FOR THE YEARS ENDED
DECEMBER 31                            2001                         2000                           1999
-------------------          --------------------------    -----------------------       ---------------------
                                US$           CDN$           US$            CDN$           US$          CDN$
                             --------       --------       --------       --------       -------       -------
Total Revenue                $594,905       $921,448       $653,915       $971,325       569,947       846,770
Total Net                     (12,242)       (18,962)        33,422         49,645         8,098        12,031
Income/Loss
  Per share                     (0.43)         (0.67)          1.18           1.75           .29           .43
  Diluted                       (0.43)         (0.67)          1.16           1.72           .29           .43

                                THREE-YEAR DATA
                                ---------------
                       (IN ACCORDANCE WITH CANADIAN GAAP)

($ MILLIONS)
FOR THE YEARS ENDED DECEMBER 31               2001                      2000                       1999
-------------------------------      ---------------------      ---------------------      ---------------------
Total Assets                         801,989     1,279,654      845,040     1,273,560      815,006     1,183,796
Total Long-term liabilities          380,036       606,385      318,722       480,346      388,441       564,211
Cash dividends declared per share        N/A           N/A         .106           .16         .106           .16

     5.2 DIVIDENDS

     The Company has no written policy for the payment of dividends. So long as the payment does not result in a violation of the Company's covenants with its lenders and noteholders, currently there are no known restrictions that would prevent the Company from paying dividends.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS

     Management's Discussion and Analysis is contained in the Company's 2001 Annual Report, Pages 6 to 16, and is attached to Form 40-F as Exhibit 6, to which this Annual Information Form is attached as Exhibit 1.

ITEM 7. MARKET FOR SECURITIES

     The Company's common shares are currently traded on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "ITP". The common shares were listed on The Toronto Stock Exchange on January 6, 1993. The Company's common shares were listed on the American Stock Exchange from February 21, 1992 to August 23, 1999, at which time they were listed on the New York Stock Exchange. The common shares are not traded on any other exchanges. Prior to the February 21, 1992 initial public offering of common shares, there was no public market for such shares.

ITEM 8. DIRECTORS AND OFFICERS

     The following table sets forth the name, residence, position, principal occupations for the last five (5) years, and date first elected, of each Director of the Company as of the date hereof. Each Director serves for a term of one year and is elected at the annual shareholders' meeting. The next annual shareholders' meeting is to be held on May 22, 2002, at which time the current term of each Director will expire.

              NAME OF                                                                             FIRST YEAR AS
      MUNICIPALITY OF RESIDENCE                         POSITION AND OCCUPATION                      DIRECTOR
      -------------------------                         -----------------------                   -------------

Melbourne F. Yull                       Director, Chairman of the Board
Sarasota, Florida                       CEO of the Company                                              1989

Michael L. Richards                     Director
Westmount, Quebec                       Attorney, Senior Partner, Stikeman Elliott                      1989

Irvine Mermelstein                      Director                                                      1994-2000
Tucson, Arizona                         Managing Partner, Market-Tek                                    2001

Ben J. Davenport, Jr.                   Director
Chatham, Virginia                       Chairman & CEO, Chatham Oil Company;
                                        Chairman & CEO, First Piedmont Corporation                      1994

L. Robbie Shaw                          Director
Halifax, Nova Scotia                    Vice President, Nova Scotia Community College                   1994

Gordon R. Cunningham                    Director
Toronto, Ontario                        President, Cumberland Asset Management Corp.                    1998

J. Spencer Lanthier                     Director
Toronto, Ontario                        Chairman & CEO, KPMG Canada from 1993 to 1999                   2001


     The following table sets forth the name, residence and position of each executive officer of the Company as of the date hereof:


NAME AND MUNICIPALITY OF RESIDENCE                                      POSITION AND OCCUPATION
----------------------------------                                      -----------------------
Andrew M. Archibald                                 Chief Financial Officer, Secretary, Treasurer, and
Montreal, Quebec                                    Vice President Administration

Jim Bob Carpenter
Sarasota, Florida                                   President, Woven Products since May 1, 1999

Burgess H. Hildreth
Sarasota, Florida                                   Vice President, Human Resources since October 1998

James A. Jackson
Sarasota, Florida                                   Vice President, Chief Information Officer


NAME AND MUNICIPALITY OF RESIDENCE                  POSITION AND OCCUPATION
----------------------------------                  -----------------------
H. Dale McSween
Sarasota, Florida                         President, Distribution Products

Salvatore Vitale
Montreal, Quebec                          Vice President, Finance

Melbourne F. Yull
Sarasota, Florida                         Chief Executive Officer

Duncan R. Yull
Sarasota, Florida                         Vice President, Sales and Marketing-Distribution Products

Gregory A. Yull
Sarasota, Florida                         President-Film Products

     The principal occupations of each executive officer for the last five (5) years is as follows:

     ANDREW M. ARCHIBALD has been Chief Financial Officer, Secretary, Treasurer and Vice President Administration since May 1995. He was Vice President Finance from May, 1995, to January 15, 1999. Prior thereto he served as Vice-President, Finance and Secretary of the Company since 1989.

     JIM BOB CARPENTER has been President, Woven Products, since May 1, 1999. Prior to that he was the General Manager of Polypropylene Fince Oil & Chemical Co.

     BURGESS H. HILDRETH has been Vice President, Human Resources, since October, 1998. Prior to that he was the Vice President Administration of Anchor Continental, Inc. since June, 1996.

     JAMES A. JACKSON has been Vice-President, Chief Information Officer, since September 1, 1998. Prior to that he was the Managing Partner of Spectrum Information Management Systems since 1996.

     H. DALE MCSWEEN has been President, Distribution Products, since December, 1999. Prior thereto he served as Executive Vice-President and Chief Operating Officer from May 1995.

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

     SALVATORE VITALE has been Vice President Finance since September 1, 1998. He had been Controller of the Company since May 1997.

     MELBOURNE F. YULL, established the business and has been the Company's Chief Executive Officer since 1992.

     DUNCAN R. YULL, a son of Melbourne F. Yull, has been Vice President Sales Distribution Products, since December, 1999. Prior to that he was a Regional Sales Manager for the Company until 1997 and was the Director of Sales until December, 1999.

     GREGORY A. YULL, a son of Melbourne F. Yull, has been President, Film Products, since June, 1999. Prior to that he was Products Manager - Films since 1995.

     As of May 15, 2002, the directors and executive officers of the Company as a group owned beneficially, directly or indirectly, or exercise control or direction over, 790,321 common shares, representing approximately 2% of all common shares outstanding. In addition, the directors and executive officers as a group have 1,808,294 options to purchase common shares of the Company.

     The Board of Directors has established two committees, the Audit Committee and the Compensation Committee, to facilitate the carrying out of its duties and responsibilities and to meet applicable statutory requirements. The Toronto Stock Exchange Guidelines for Corporate Governance (the "Guidelines") recommend, but do not require, that the Audit Committee be made up of outside directors only and that other board committees should be comprised generally of outside directors, a majority of whom should be unrelated directors. The Audit Committee complies with the Guidelines as it is composed of four outside directors, namely Michael L. Richards, L. Robbie Shaw, Gordon R. Cunningham and J. Spencer Lanthier. The Compensation Committee, as presently constituted, does not comply with the Guidelines, inasmuch as it has two related directors and two unrelated directors, namely Michael L. Richards, L. Robbie Shaw, Ben J. Davenport, Jr., and Melbourne F. Yull. The Board of Directors has decided not to modify its composition for the reasons outlined below.

     The following is a description of the Committees of the Board of Directors and their mandate:

     o Audit Committee: The mandate of the Committee is to review the annual financial statements of the Company and to make recommendations to the Board of Directors in respect thereto. The Committee also reviews the nature and scope of the annual audit as proposed by the auditors and management and, with the auditors and management, the adequacy of the internal accounting control procedures and systems within the Company. The Committee also makes recommendations to the Board of Directors regarding the appointment of independent auditors and their remuneration and reviews any proposed change in accounting practices or policies.

     o Compensation Committee: The Committee is responsible for the determination and administration of the compensation policies and levels for the executive officers of the Company and its subsidiaries. The recommendations of the Committee are communicated to the Board of Directors. The compensation of the Chief Executive Officer and the recommendation for the granting of stock options to executive officers are submitted to the Board of Directors for approval. The Chairman and Chief Executive Officer is a member of this Committee. The Board of Directors considers his participation in the Committee as essential and feels he should continue to serve on the Committee provided the other members are outside directors. Mr. Yull does not, however, participate in the Committee's or the Board of Directors' deliberations concerning the recommendations on his own compensation.

ITEM 9.    ADDITIONAL INFORMATION

     The Company, upon request to its Secretary, will provide to any person or entity:

     (1) when the securities of the Company are in the course of a distribution under a preliminary short form prospectus or a short form prospectus;

     (a) one copy of the Annual Information Form of the Company, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the Annual Information Form;

     (b) one copy of the consolidated financial statements of the Company for its most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditor and one copy of the most recent unaudited interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;

     (c) one copy of the information circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors or one copy of any annual filing prepared instead of that information circular, as appropriate; and

     (d) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under clauses (a), (b) or (c); or

     (2) at any other time, one copy of any documents referred to in clauses
(1)(a), (b) and (c) provided that the Company may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Company.

     Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities, and interests of insiders in material transactions, if applicable, is contained in the Company's Notice of Annual and Special Meeting of Shareholders which was prepared for its May 22, 2002, annual and special meeting of shareholders. Additional financial information is provided in the Company's Consolidated Financial Statements for the fiscal year ended December 31, 2001.

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


UNDERTAKING.

     Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the securities registered pursuant to Form 40-F; the securities in relation to which the obligation to file an annual report on Form 40-F arises; or transactions in said securities.

SIGNATURE.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 40-F, and has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      INTERTAPE POLYMER GROUP INC.
                                                      (Registrant)



                                       /s/ Andrew M. Archibald
                                       -----------------------
                                                      (Signature)

                                       Name:  Andrew M. Archibald, C.A.
                                       Title: Chief Financial Officer,
                                              Secretary, Treasurer,
                                              and Vice President Administration

Date: May 21, 2002

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